Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

Sept. 27, 2004

Xcel Energy to market subsidiary Seren Innovations

MINNEAPOLIS — Xcel Energy’s (NYSE: XEL) announced its board of directors has authorized the company to pursue the sale of its broadband communications services business operated through its wholly-owned subsidiary, Seren Innovations, Inc.

     Seren delivers cable television, high-speed Internet and telephone service over an advanced network to over 45,500 customers in St. Cloud, Minn. and Contra Costa and Walnut Grove, Calif. Seren’s 2003 revenue was approximately $36 million. Xcel Energy’s equity investment in Seren is approximately $253 million.

     “Although Seren delivers high quality products and services, we determined that continued ownership is not consistent with our strategy of building our core utility operations,” said Dick Kelly, Xcel Energy president and chief operating officer. “We hope to complete the sale during the first quarter of 2005,” Kelly said.

     As a result of the decision, Seren will be accounted for as discontinued operations. It is expected that an after-tax impairment charge, including disposition costs, of between $100 million and $125 million will be recorded in the third quarter, based on preliminary valuation estimates of $1,500 to $2,400 per subscriber.

     Xcel Energy anticipates its earnings from continuing operations for the year will be in the range of $1.15 to $1.25 per share, which is consistent with prior guidance. Xcel Energy’s projected earnings from continuing operations reflects accounting for Seren as discontinued operations. In addition, it also reflects the impact of mild weather in July and August, which reduced earnings by an estimated 4 cents per share. Total earnings, including the impairment charge at Seren, its operating losses and other discontinued operations, previously recorded, is expected to be in the range of $0.85 to $1.00.

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     Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

     Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electrical and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

For more information, contact:

R J KolkmannManaging Director, Investor Relations P A Johnson Director, Investor Relations	(612) 215-4559 (612) 215-4535

For news media inquiries call:

Xcel Energy Media Relations	(612) 215-5300